UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2013

Bio-Matrix Scientific Group, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	0-32201	33-0824714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4700 Spring Street, St 304
La Mesa California, 91942
 (Address of Principal Executive Offices, Zip Code)

Company’s telephone number, including area code: (619) 702-1404

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 5, 2013 Regen BioPharma, Inc. (“Regen”) , a wholly owned subsidiary of Bio-Matrix Scientific Group, Inc. (the “Company”) entered into an agreement with Oregon Health & Science University (“OHSU”)  (“License Agreement”) whereby OHSU granted to the Company an exclusive, worldwide, royalty bearing license to US patent No. 6,821,513 “Method for enhancing hematopoiesis” issued Nov. 23, 2004 (“Patent Rights”) and A non-exclusive, worldwide, royalty bearing license to, among other items, all inventions that are the subject of the invention disclosure giving rise to, or that are described in, patent applications included in the Patent Rights that do not issue into patents. (“Know-How”).

On August 8, 2013 the Agreement was terminated by mutual consent due to the fact that US patent No. 6,821,513 had expired due to nonpayment of the required maintenance fees by OHSU. As a result of the termination, OHSU has agreed to refund to the Company the amount of $35,000 previously paid to OHSU by the Company.

The Company has been informed by its counsel and believes that the expiration of US patent No. 6,821,513 (the “Patent”) signifies that no party can be sued for future infringement based on the  Patent. Thus the Company is free to practice the claimed methods recited in the expired' Patent in the future without being liable for patent infringement based on the Patent.

Item 9.01 Financial Statements and Exhibits.

Ex. 99.1  LETTER FROM BAUMGARTNER PATENT LAW
Ex 10.1   TERMINATION LETTER

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-MATRIX SCIENTIFIC GROUP, INC.

By: /s/ David Koos
David Koos
Chief Executive Officer
Dated: August 9, 2013